EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is effective as of July 1, 2007 (the “Effective Date”), by and between Samson Oil and Gas USA, Inc., a Colorado corporation (“Company”), and Robyn Lamont (“Employee”).

Recitals

Company desires to retain the personal services of Employee as Vice President-Finance and Chief Financial Officer of Company and of Company’s parent, Samson Oil and Gas Limited (“Parent”) and Employee is willing to continue to make her services available to Company and Parent, on the terms and conditions hereinafter set forth;

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment.

1.1 Employment and Term. Company hereby agrees to employ Employee and Employee hereby agrees to serve Company, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing through May 31, 2009, unless sooner terminated in accordance with the terms and conditions hereof (the “Term”). The Term will be extended for a second two (2) year period ending May 31, 2011 unless either party gives written notice on or before March 1, 2009 of the party’s decision not to so extend.

1.2 Duties of Employee. Employee shall serve as the Vice President-Finance and Chief Financial Officer of Company and Parent, and shall have and exercise general responsibility for the accounting and financial management of Company and Parent. Employee shall report to the Chief Executive Officer and Managing Director of Company and Parent and to the Board of Directors of Parent (the “Board”),. Employee shall also have such other powers and duties as the Board may from time to time delegate to her provided that such duties are consistent with her position. Employee shall devote substantially all her working time and attention to the business and affairs of Company and Parent (excluding any vacation and sick leave to which Employee is entitled), render such services to the best of her ability, and use her best efforts to promote the interests of Company and Parent. So long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of Company in accordance with this Agreement, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments; or (iv) participate in continuing education seminars or similar activities relevant to her duties and responsibilities for the Company.

1.3 Place of Performance. In connection with her employment by Company, Employee shall be based at Company’s offices in Colorado or another mutually agreed location, except for travel necessary in connection with Company’s business.

2. Compensation.

2.1 Base Salary. Employee shall receive a base salary in an amount set by the Board from time to time throughout the Term (the “Base Salary”) during the Term, payable in installments consistent with Company’s normal payroll schedule, subject to applicable withholding and other taxes. As of the Effective Date, Employee’s Base Salary is $130,000. Employee’s Base Salary may be increased, but shall not be decreased without Employee’s written consent.

2.2 Incentive Compensation. Employee shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board in its discretion.

2.3 Relocation Expenses.

(a) If (i) Employee resigns for Good Reason under Section 4.6, or (ii) this Agreement is terminated by Company for any reason other than a termination for Cause under Section 4.1, or (iii) Company declines to extend the Term for a second two (2) year period under Section 1.1, then Company shall pay all reasonable relocation expenses incurred by Employee in returning to Australia.

(b) If Company’s offices to which Employee is assigned are relocated outside of the Denver, Colorado metropolitan area and Employee remains employed by Company pursuant to this Agreement, then Company shall pay all reasonable relocation expenses incurred by Employee in relocating to Company’s new location.

3. Expense Reimbursement and Other Benefits.

3.1 Expense Reimbursement. During the Term, Company shall reimburse Employee for all documented reasonable expenses actually paid or incurred by Employee in the course of and pursuant to the business of Company, subject to and in accordance with the expense reimbursement policies and procedures in effect for Company’s employees from time to time.

3.2 Other Benefits. During the Term, Company shall make available to Employee such benefits and perquisites as are generally provided by Company to its senior management (subject to eligibility), including but not limited to vacation and sick leave, U.S. immigration and visa support, participation in any group life, medical, health, dental, disability or accident insurance, pension plan, 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by Company for the benefit of its senior management or its employees generally, in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

3.3 Automobile. Employee shall be entitled to be reimbursed for her expenses of owning and operating an automobile or other motor vehicle chosen by Employee, subject to the reasonable approval of Company’s CEO, including lease payments, insurance, maintenance and fuel expenses, subject to Company’s general policies with respect to reimbursement of such amounts.

4. Termination.

4.1 Termination for Cause. Notwithstanding anything contained to the contrary in this Agreement, this Agreement and Employee’s employment hereunder may be terminated by Company for Cause. As used in this Agreement, “Cause” shall mean (i)  subject to the following sentences, any action or omission of Employee which constitutes (A) a breach of any of the provisions of Section 6 of this Agreement, (B) a breach by Employee of her fiduciary duties and obligations to Company, or (C) Employee’s failure or refusal to follow any lawful directive of the Board, in each case which act or omission is not cured (if capable of being cured) within ten (10) days after written notice of same from Company to Employee, or (ii) conduct constituting fraud, embezzlement, misappropriation or gross dishonesty by Employee in connection with the performance of her duties under this Agreement, or a conviction of Employee of, a felony (other than a traffic violation) or, if it shall damage or bring into disrepute the business, reputation or goodwill of Company or impair Employee's ability to perform her duties with Company, any crime involving moral turpitude. Employee shall be given a written notice of termination for Cause specifying the details thereof. Upon any termination pursuant to this Section 4.1, Employee shall only be entitled to her Base Salary as then in effect through the date of termination, reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.1 hereof and, and any other compensation and benefits payable in accordance with Section 3.2 hereof. Upon making such payments, Company shall have no further liability to Employee hereunder.

4.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, Company, by written notice to Employee, shall at all times have the right to terminate this Agreement and Employee’s employment hereunder if Employee shall, as the result of mental or physical incapacity, illness or disability, fail or be unable to perform her duties and responsibilities provided for herein in all material respects for a period of more than sixty (60) consecutive days in any 12-month period. Upon any termination pursuant to this Section 4.2, (i) within thirty (30) days after the date of termination, Company shall pay Employee any unpaid amounts of her Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to Employee for periods subsequent to the date of termination Company shall pay to Employee the Severance Payments and Severance Benefits specified in Section 5.1. Upon making such payments and providing such benefits, Company shall have no further liability hereunder; provided, however, that Employee shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee in accordance with Section 3.2 hereof and under the terms thereof.

4.3 Death. In the event of the death of Employee during the term of her employment hereunder, this Agreement shall terminate on the date of Employee’s death. Upon any such termination, (i) within thirty (30) days after the date of termination, Company shall pay to the estate of Employee any unpaid amounts of her Base Salary accrued prior to the date of termination and reimbursement for all expenses described in Section 3.1 of this Agreement and incurred by Employee prior to her death, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to the estate of Employee for periods subsequent to the date of termination Company shall pay to the estate of Employee the Severance Payments specified in Section 5.1. Upon making such payments, Company shall have no further liability hereunder; provided, that Employee’s spouse, beneficiaries or estate, as the case may be, shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee in accordance with Section 3.2 hereof and under the terms thereof. Nothing herein is intended to give Employee’s spouse, beneficiaries or estate any rights to or interest in any key man life insurance policy on Employee maintained by Company for the benefit of Company.

4.4  Termination Without Cause. At any time Company shall have the right to terminate this Agreement and Employee’s employment hereunder by written notice to Employee. Upon any termination pursuant to this Section 4.4,, Company shall pay Employee any unpaid amounts of her Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, provided, however, that if Company provided Employee with less than ninety (90) days prior written notice of the date of such termination, then in addition to her Base Salary and benefits through the date of such termination, Company shall also pay Employee, on the date of such termination, an amount equal to her Base Salary for the difference between the required ninety (90) days notice and the actual notice given by Company, subject to all appropriate withholdings and deductions. If there has been a Change in Control of Company at any time during the Term, however, then Employee shall be entitled to receive prior notice of the effective date of termination equal to the greater of six (6) months or the time remaining until the end of the Term at the time of such notice (the “Change in Control Notice Period”). If there has been a Change in Control and Company provides Employee with a notice of termination that is less than the Change in Control Notice Period, then Company shall nevertheless pay Employee, on the date of such termination, her Base Salary, subject to all appropriate withholdings and deductions, for the difference between the Change in Control Notice Period and the actual notice given by Company. Upon making such payments and providing such benefits, Company shall have no further liability hereunder other than relocation expenses under Section 2.3 hereunder and any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee in accordance with Section 3.2 and under the terms thereof. For purposes of this Agreement, a Change in Control of Company shall be deemed to have occurred if (i) any person, entity or group becomes the beneficial owner, directly or indirectly, of 50% or more of the voting securities of Company or Company’s parent, Samson Oil and Gas Limited, a Western Australia corporation (“Parent”); or (ii) as a result of, or in connection with, any tender offer, exchange offer, merger, business combination, sale of assets or contested election of directors (a "Transaction"), the persons who were directors of Company or Parent immediately before the Transaction no longer constitute a majority of the directors of Company; or (iii) Company is merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 51% of the outstanding voting securities of the surviving corporation or entity is then owned in the aggregate by the former stockholders of the Company; or (iv) Company transfers all or substantially all or substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company.

4.5 Voluntary Resignation. Employee may, upon not less than ninety (90) days prior written notice to Company, resign and terminate her employment hereunder. In the event Employee resigns as an employee of Company, she shall be entitled to receive only such payment(s) as she would have received had she been terminated pursuant to Section 4.1 hereof. Employee shall not under any circumstances give Company less than ninety (90) days prior written notice of her resignation date.

4.6 Resignation for Good Reason. Employee may, by written notice to Company during the Term, elect to terminate her employment on the basis of “good reason” if there is (a) a material change of the principal location in which Executive is required to perform her duties hereunder without Executive’s prior consent (it being agreed that any location within the state of Colorado or the Perth, Western Australia metropolitan area shall not be deemed a material change); or (b) a material reduction in (or a failure to pay or provide a material portion of) Employee’s Base Salary or other benefits payable under this Agreement or (c) a Change in Control of Company. Any such notice of termination by Executive for “good reason” shall specify the circumstances constituting “good reason” and shall afford Company an opportunity to cure such circumstances at any time within the thirty (30) day period following the date of such notice. If Company does cure such circumstances within said thirty (30) day period, the notice of termination shall be withdrawn by Executive and of no further force and effect. If the circumstances cited in Executive’s notice qualify as “good reason” hereunder and are not cured within the thirty (30) days after the notice, this Agreement shall be terminated ninety (90) days after Executive’s original written notice and such termination shall be treated in all respects as if it had been a termination without cause not involving a Change in Control under Section 4.4 of this Agreement.

5. Restrictive Covenants.

5.1 Nondisclosure. (a) Employee acknowledges that as part of the terms of her employment by Company, she will have access to and/or may develop or assemble confidential information owned by or related to Company, its customers or its business partners or Parent. Such confidential information (whether or not reduced to writing) shall include without limitation, plans designs, data, processes, know-how, research and development projects, manuals, techniques, software and hardware, customer lists and information, contracts, marketing strategies and literature, agency relationships and terms, financial information, pricing and compensation structures, business relations and negotiations, employee lists, vendors and suppliers, and any other information designated as “confidential” by Company or Parent (collectively, “Confidential Information”). Employee shall retain all Confidential Information in confidence in perpetuity, and shall not use or disclose Confidential Information for any purpose other than to the extent necessary to perform her/her duties as an employee of Company. This duty of confidentiality shall continue indefinitely notwithstanding any termination of Employee’s employment.

(b) Employee agrees to (i) return to Company upon request, and in any event, at the time of termination of employment for whatever reason, all documents, equipment, notes, records, computer disks and tapes and other tangible items in her possession or under her control which belong to Company or any of its affiliates or which contain or refer to any Confidential Information relating to Company or any of its affiliates and (ii) if so requested by Company, delete all Confidential Information relating to Company or any of its affiliates from any computer disks, tapes or other re-usable material in her possession or under her control which contain or refer to any Confidential Information relating to Company or any of its affiliates.

5.2 Non-solicitation of Customers and Employees. During the Term and the Severance Period, Employee (a) shall not solicit the business of any person, company or firm which is a former, current, or prospective customer or business partner of Company or Parent (a “Customer”) for the benefit of anyone other than the Company or Parent if the business solicited is of a type offered by Company or Parent during the Term, (b) shall not solicit or encourage any Customer to modify, diminish or eliminate its business relationship with Company or Parent or take any other action with respect to a Customer which could be detrimental to the interests of Company or Parent, and (c) shall not solicit for employment or for any other comparable service, such as consulting services, and shall not hire or engage as a consultant any employee or independent contractor employed or engaged by Company or Parent at any time during the Term. Employee acknowledges that violation of this covenant constitutes a misappropriation of Company’s or Parent’s trade secrets in violation of her duty of confidentiality owed to Company.

5.3 Non-competition. (a) During the Term and the Severance Period, unless otherwise waived in writing by Company (such waiver to be in Company’s sole and absolute discretion), Employee shall not, directly or indirectly, engage in, operate, manage, have any investment or interest or otherwise participate in any manner (whether as employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity (each, a “Competitor”) that engages directly or indirectly, in a Competing Business; provided, that Employee may hold or acquire, solely as an investment, shares of capital stock or other equity securities of any Competitor, so long as the securities are publicly traded and Employee does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of equity securities of such Competitor. For purposes of this Agreement, the term “Competing Business” means any business that is engaged in competition with Company, or that is developing or offering products or services which are similar to or competitive with any products or services of Company, including but not limited to internet based commercial data management products and services.

5.4 Non-disparagement. During the Term and the Severance Period, Employee will not distribute, cause a distribution of, or make any oral or written statement, which directly or by implication tarnishes, creates a negative impression of, or puts Company, its reputation and goodwill in a bad light, or disparages Company or Parent in any other way, including but not limited to: (a) the working conditions or employment practices of Company or Parent; (b) Company’s oil and gas properties, including unproved or proved undeveloped properties; or (c) Company’s directors, officers and personnel. It will not be a violation of this section for Employee to make truthful statements, under oath, as required by law or formal legal process.

5.5 Intellectual Property Rights. Employee understands that as part of her Employment she may alone or together with others create, compile, or discover computer software, designs, literature, ideas, trade secrets, know-how, commercial information, or any other valuable invention or copyrightable work (collectively, “Intellectual Property”). Employee acknowledges that Company shall own all right, title, and interest in all Intellectual Property created by her in whole or in part in the course of her employment by Company. Employee hereby assigns to Company all right, title, and interest in the copyrights or patents embodied in or represented by such Intellectual Property, including all rights of renewal and termination, and to any and all other intellectual property rights, including without limitation, trademarks, trade secrets, and know-how embodied in Intellectual Property or in any other idea or invention developed in whole or in part by Employee in the course of her Employment. Employee further agrees to take all actions and to execute all documents necessary in order to perfect and to vest such intellectual property rights in Company.

5.6 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by Employee of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Employee recognizes and hereby acknowledges that Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by Employee or any of her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies Company may possess.

6. Entire Agreement; No Conflicts With Existing Arrangements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement contains the entire agreement, and supersedes any other agreement or understanding, between Company and Employee relating to Employee’s employment and any compensation or benefits in respect thereof. Employee represents and warrants to Company that she has reviewed any existing employment or non-competition covenants with her prior employer, and that her employment by Company hereunder does not and will not conflict with or constitute a breach or default under any of the terms or provisions thereof.

7. Notices: All notices and other communications required or permitted under this Agreement shall be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Company:
Suite 210
1726 Cole Blvd
Lakewood CO 80401

Attention: Terrence Barr
Facsimile: (303) 295-1961

If to Employee:
Robyn Lamont
1600 Glenarm Place, Apt 1006
Denver, CO 80202
Facsimile: (303) 295 1961

9.	Successors and Assigns.

(a) This Agreement is personal to Employee and without the prior written consent of Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

(c) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.
Severability. The invalidity of any portion of this Agreement shall not affect the enforceability of the remaining portions of this Agreement. If any provision of this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11.	Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

13.
No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, her heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

15.
Survival. Employee’s obligations under Section 6 hereof shall not terminate upon the termination of employment or the termination of this Agreement but shall continue in accordance with their terms set forth herein.

15.
Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Telecopies or other electronic facsimiles of original signatures shall be deemed to be the same as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY: SAMSON OIL AND GAS USA, INC.

By:	/s/ Terry Bar
Terry Barr,
CEO & Managing Director

EMPLOYEE:

By:	/s/ Robyn Lamont
Robyn Lamont